UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 24, 2008
INSIGHT ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-25092 (Commission File Number)	86-0766246 (IRS Employer Identification No.)

1305 West Auto Drive, Tempe, Arizona (Address of principal executive offices)	85284 (Zip Code)
Registrant’s telephone number, including area code: (480) 902-1001
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
On January 24, 2008, Insight Enterprises, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Insight Networking Services, LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of the Company (“Acquisition Sub”), and Calence, LLC, a Delaware limited liability company (“Calence”).
The Merger Agreement contemplates that Acquisition Sub will be merged with and into Calence (the “Merger”), with Calence continuing as the surviving company, and each outstanding unit of membership interest in Calence will cease to be outstanding and will automatically be converted into the right to receive a fractional interest of the merger consideration, without interest, pursuant to the terms and conditions in the Merger Agreement.
Under the terms of the Merger Agreement, the Company will pay to Calence’s members a cash purchase price of $125 million, subject to customary working capital and hold-back adjustments. Up to an additional $35 million in purchase price consideration may be due if certain performance targets are achieved, subject to certain conditions, over the next four years.
The Company has made customary representations, warranties and covenants in the Merger Agreement. Consummation of the Merger is subject to the expiration or termination of the applicable Hart-Scott-Rodino Antitrust Improvements Act waiting period, the approval by the New York Public Service Commission and the Federal Communications Commission of the consummation of the Merger, and other customary closing conditions.
In connection with the signing of the Merger Agreement, the principal stakeholders of Calence entered into a Support Agreement (the “Support Agreement”) pursuant to which such stakeholders made certain representations, warranties, covenants and additional indemnities in favor of the Company. Additionally, under the Support Agreement the founding stockholders of Calence Holdings, Inc. have agreed to vote in favor of the transactions contemplated by the Merger Agreement.
The Company has received a commitment from JP Morgan Securities Inc. and JPMorgan Chase Bank, National Association (the “Commitment Letter”) to provide new credit facilities up to $275 million to finance, in part, the transactions contemplated by the Merger Agreement and for general corporate purposes. It is contemplated that such credit facilities would be composed of a five-year senior secured revolving credit facility. The credit facilities are to be guaranteed by all domestic subsidiaries of the Company and Calence, with exceptions to be mutually agreed. Material conditions to funding include, without limitation, execution of definitive documentation.
The Company’s Board of Directors unanimously approved the Merger Agreement and determined that the Merger is in the best interests of the Company and its stockholders.
The foregoing description of the Merger Agreement and the Support Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement and the Support Agreement, copies of which are filed hereto and incorporated herein by reference, as Exhibits 10.1 and 10.2, respectively. The Company announced its entry into the Agreement in a press release dated January 24, 2008, a copy of which is furnished as Exhibit 99.1 hereto.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit	Description
Number
10.1	Agreement and Plan of Merger, dated January 24, 2008, among Insight Enterprises, Inc., Insight Networking Services, LLC and Calence, LLC

10.2	Support Agreement, dated January 24, 2008, among Insight Enterprises, Inc., Avnet, Inc., Calence Holdings, Inc., Michael F. Fong, Timothy J. Porthouse, Richard J. Lesniak, Jr., Mary Donna Rives Lesniak, The Richard J. Lesniak Irrevocable Trust, and the Mary Donna Lesniak Irrevocable Trust

99.1	Press Release, dated as of dated January 24, 2008, issued by Insight Enterprises, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INSIGHT ENTERPRISES, INC.
	By:	/s/ Steven R. Andrews
Date: January 28, 2008		Name:	Steven R. Andrews
		Title:	General Counsel, Secretary

EXHIBIT INDEX

Exhibit
Number
10.1	Agreement and Plan of Merger, dated January 24, 2008, among Insight Enterprises, Inc., Insight Networking Services, LLC and Calence, LLC

10.2	Support Agreement, dated January 24, 2008, among Insight Enterprises, Inc., Avnet, Inc., Calence Holdings, Inc., Michael F. Fong, Timothy J. Porthouse, Richard J. Lesniak, Jr., Mary Donna Rives Lesniak, The Richard J. Lesniak Irrevocable Trust, and The Mary Donna Lesniak Irrevocable Trust

99.1	Press Release, dated as of dated January 24, 2008, issued by Insight Enterprises, Inc.